Exhibit 10.9

EXECUTION COPY

CLASS B COMMON SHARE PURCHASE AGREEMENT

This CLASS B COMMON SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 30, 2010 is made by and between BEN Holdings, Inc., a Delaware corporation (the “Company”) and                      (“Employee”).

WHEREAS, in connection with Employee’s employment with the Company or its direct or indirect Subsidiaries, the Company wishes to sell to Employee and Employee wishes to purchase from the Company                      Common B Shares (collectively, the “Shares”) for a purchase price of $                     (the “Purchase Price”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties hereto agree as follows:

1.	Definitions.

“Advisory Agreement” means the Material Event Investment Advisory Agreement by and between Apax Partners, L.P. and Bankrate, Inc., dated as of September 25, 2009, as amended, restated or otherwise modified from time to time.

“Agreement” has the meaning set forth in the preamble hereto.

“Apax Group” has the meaning set forth in the Certificate.

“Apax IRR” has the meaning set forth in the Certificate.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any calendar day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Certificate” means the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 24, 2010, as amended, restated or otherwise modified from time to time.

“Closing” has the meaning set forth in the Merger Agreement.

“Common B Shares” means shares of the Company’s Class B Common Stock, par value $0.01 per share.

“Common Stock” has the meaning set forth in the Certificate.

“Company” has the meaning set forth in the preamble hereto.

“Confidential Information” has the meaning set forth in Section 6.

“Contingent Vest Shares” has the meaning set forth in Section 3(b)(i).

“Distribution” has the meaning set forth in the Certificate.

“EBITDA” means the earnings of the Company and its Subsidiaries, if any, on a consolidated earnings basis, before the deduction of interest, income taxes, depreciation, and amortization, as calculated based on the audited financial statements of the Company as determined in accordance with GAAP consistently applied; provided, that the following items shall be excluded from the computation of EBITDA: (i) the Apax Group’s and any of its Affiliates’ intercompany charges and credits, (ii) fees paid by the Company or any of its Subsidiaries to the Apax Group or any of its Affiliates pursuant to the Advisory Agreement or otherwise, (iii) fees paid by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement; (iv) any revenue, operating expenses or capital expenses attributable to, and any costs and expenses (including, without limitation, legal, accounting, and consulting fees and due diligence expenses) incurred in connection with, the Company’s acquisition of securities or assets of any Person (whether or not such acquisition is consummated); and (v) any appraisal fees paid to a valuation expert in connection with determining the Fair Value of any Share hereunder or for determining the Fair Value of any Share for any other purpose outside the Company’s ordinary course of business.

“Employee” has the meaning set forth in the preamble hereto.

“Exit Event” has the meaning set forth in the Certificate.

“Fair Value” means for any Share and as of the date of determination, the amount, as determined by the Board of Directors in good faith that the holder of such Share would receive in respect of such Share if the Company were sold as a going concern for its then Fair Market Value and, after payment of all indebtedness and reasonable reserves for contingent liabilities, obligations and transaction expenses, the remaining proceeds were distributed to the holders of Shares in accordance with the Distribution priorities specified in the Certificate, taking into account all prior Distributions. For the avoidance of doubt, in determining the Fair Value of any Share, no discount for minority ownership or illiquidity of a Share shall be applied since Fair Value shall be determined based on the Fair Market Value of the Company as a private going concern as described in this definition, and not on the Fair Market Value of such Share if it were sold separately.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such asset or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board of Directors in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied throughout the applicable periods both as to classification of items and amounts.

“Good Reason” shall mean, if Employee is party to an employment agreement or consulting agreement with the Company or any of its Subsidiaries that defines “Good Reason”, the definition ascribed to “Good Reason” in such employment agreement or consulting agreement, or if Employee if not party to such employment or consulting agreement, the occurrence of any of the following without Employee’s prior written consent, (i) a reduction in his then current annual base salary, other than as part of across-the-board salary reductions affecting all similar employees of the Company and/or its Subsidiaries, (ii) a relocation of Employee’s place of employment to a location more than 25 miles from Employee’s place of employment as of the date hereof or (iii) a material reduction of Employee’s duties or responsibilities with the Company. Except as otherwise provided in an employment or consulting agreement between Employee and the Company or any of its Subsidiaries (if any), each of the foregoing events will cease to constitute Good Reason unless Employee gives the Company or its Subsidiary (as applicable) notice of Employee’s intention to resign his or her position with the Company or its Subsidiary (as applicable) within 60 days after the occurrence of such event, and the Company or its Subsidiary (as applicable) will have 30 days from its receipt of such notice to cure any condition that constitutes Good Reason and Employee must terminate his employment within 30 days of the expiration of such cure period.

“IRR Hurdle” has the meaning set forth in Section 3(a).

“Merger Agreement” means the Merger Agreement by and among the Company, Ben Merger Sub, Inc. and Bankrate, Inc., dated as of July 22, 2009, as amended, restated or otherwise modified from time to time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

“Purchase Notice” has the meaning set forth in Section 5(f).

“Purchase Price” has the meaning set forth in the recitals hereto.

“Recourse Note” has the meaning set forth in Section 2.

“Repurchase Note” has the meaning set forth in Section 5(h).

“Residual Interest” has the meaning set forth in the definition of “Apax IRR”.

“Restricted Period” has the meaning set forth in Section 8(a).

“Restrictive Covenant” means any of the covenants set forth in Sections 6, 7, 8 and 9 hereof; provided, that if Employee is party to an existing employment agreement with the Company or any of its Subsidiaries as of the date hereof and such employment agreement contains a covenant of the type covered under Sections 6, 7 or 8 hereof, such restrictive covenant shall be incorporated herein by reference and the corollary of such restrictive covenant set forth herein shall not be deemed to apply to the Employee.

“Retained Shares” has the meaning set forth in Section 5(b)(iii).

“Shares” has the meaning set forth in the recitals hereto.

“Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Company and its stockholders, as amended, restated or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Target EBITDA” has the meaning set forth in Section 3(b)(i).

“Target Years” has the meaning set forth in Section 3(b)(ii).

“Termination Date” means the date of the termination of Employee’s employment or service with the Company and any of its Subsidiaries, as applicable.

“Termination for Cause” means, if Employee is party to an employment agreement or consulting agreement with the Company or any of its Subsidiaries that defines “Cause”, the definition ascribed to termination for “Cause” in such employment agreement or consulting agreement, or if Employee is not party to such employment or consulting agreement, the termination of Employee’s employment with the Company or any of its Subsidiaries on the following grounds: (i) any material deviation from any of the material policies or directives of, the Company and its Subsidiaries, (ii) Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property, (iii) Employee’s willful misconduct or material dishonesty in connection with performing Employee’s duties to the Company, (iv) conduct on the part of Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company and its Subsidiaries, in a manner that materially damages the Company or any of its Subsidiaries, (v) conviction of a felony, (vi) the continued failure of Employee (after receipt of written notice from the Company or its Subsidiary of such failure) to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its Subsidiaries, (vii) the material breach by Employee of any of the restrictive covenants in this Agreement, or (viii) the continued refusal or omission by Employee to perform any material duties required of him by his direct or indirect supervisors. Termination for Cause shall be accomplished by written notice to Employee and shall be preceded by a written notice providing a reasonable opportunity and timeframe (which timeframe shall not in any case exceed thirty (30) days) for Employee to cure his conduct. Any such termination shall be without prejudice to any other remedy to which the Company and its Subsidiaries may be entitled either at law or in equity.

“Unreturned Common B Capital Amount” has the meaning set forth in the Certificate.

“Work Product” has the meaning set forth in Section 7(a).

2.	Share Purchase. Upon execution of this Agreement, the Company shall sell Employee, and Employee shall purchase from the Company, the Shares and Employee shall pay the Purchase Price to the Company by either (a) wire transfer or check of immediately available funds, or (b) delivery of an executed recourse secured promissory note in the form attached hereto as Exhibit A (the “Recourse Note”). If Employee elects to pay the Purchase Price with a Recourse Note, Employee shall also execute and deliver to the Company (together with the Recourse Note) an Executive Stock Pledge Agreement in the form attached hereto as Exhibit B.

3.	Vesting. The Shares shall be unvested at issuance and (unless otherwise vested at an earlier date or event provided by the Compensation Committee or the Board of Directors) shall vest as follows:

(a)	IRR Vesting. If Employee is employed by the Company or its Subsidiaries as of the date on which the Apax Group achieves an Apax IRR equal to or greater than 8% (the “IRR Hurdle”), all of the Shares held by Employee shall fully vest on such date.

(b)	Contingent Vest Shares.

(i)	Twenty-five percent (25%) of the Shares (the “Contingent Vest Shares”) shall contingently vest at the last day of the fiscal year 2010 and at the last day of each fiscal year thereafter if (x) the EBITDA for the applicable fiscal year ending on such vesting date equals at least the dollar amount set forth opposite such vesting date in the table below (each a “Target EBITDA”), and (y) Employee remains continuously employed by the Company and/or its Subsidiaries after the date hereof and through and including the last day of the applicable fiscal year; provided, that no more than 75% of the Shares may become contingently vested pursuant to this Section 3(b).

Vesting Dates	Target EBITDA	Cumulative EBITDA

Last day of fiscal year 2010	$64,400,000	N/A

Last day of fiscal year 2011	$81,600,000	$146,000,000

Last day of fiscal year 2012	$99,600,000	$181,200,000

(ii)	For the purposes of this Section 3(b), the fiscal years ending on the vesting dates set forth above shall be referred to as “Target Years”. Any Shares that do not contingently vest in one Target Year shall vest in a subsequent Target Year, if the Cumulative EBITDA for such subsequent Target Year is achieved.

(iii)	In the event that the Company or one of its Subsidiaries consummates any acquisition or disposition of the capital stock or assets of another Person in any given year or the Company or one of its Subsidiaries commits to a one-time unusual expenditure (based on the prior operating history of the Company and its Subsidiaries), the Target EBITDA for such year and for any following years for which there is a Target EBITDA, will be adjusted in the good faith discretion of the Board of Directors to account for the pro-forma and, in the case of such year, pro-rata EBITDA impact of such acquisition or such expenditure, as the case may be.

4.	Form 83(b) Election. Employee shall make a timely election under Code Section 83(b) with respect to the Shares upon their issuance, in substantially the form attached hereto as Exhibit C.

5.	Repurchase Rights With Respect to the Shares.

(a)	Upon (i) the termination of Employee’s employment or service arrangement (as applicable) with the Company and its Subsidiaries (x) by the Company or such Subsidiary as a result of a Termination for Cause or (y) by Employee prior to the third anniversary of the issuance of the Shares (the “Third Anniversary of Issuance”) for any reason other than Good Reason, or (ii) an Exit Event if the Apax Group does not achieve the IRR Hurdle, Employee’s unvested Shares (in the case of clause (ii) only, including those that are contingently vested pursuant to Section 3(b)) shall cease to vest in accordance with Section 3(b) and Section 3(a), and the Company shall have the right, but not the obligation, to repurchase all or any portion of such Shares at a purchase price equal to the lesser of (x) the Unreturned Common B Capital Amount of such Shares and (y) the Fair Value of such Shares as of Employee’s Termination Date.

(b)	Upon the termination of Employee’s employment or service arrangement with the Company and its Subsidiaries (as applicable) (w) by the Company or such Subsidiary for any other reason other than Cause, (x) by Employee for Good Reason prior to the Third Anniversary of Issuance, (y) following the Third Anniversary of the Issuance, by Employee for any reason, or (z) due to Employee’s death or disability, the Company shall have the right, but not the obligation, to repurchase all or any portion of Employee’s Shares.

(i)	that have not contingently vested pursuant to Section 3(b) at a purchase price equal to the lesser of (x) the Unreturned Common B Capital Amount of such Shares and (y) the Fair Value of such Shares as of Employee’s Termination Date;

(ii)	that have vested in accordance with Section 3(a) or contingently vested in accordance with Section 3(b) at a purchase price equal to the Fair Value of such Shares as of Employee’s Termination Date; provided that, if Employee fails to execute and deliver to the Company within 15 days of the determination of Fair Value, an agreement in a form reasonably acceptable to the Company releasing claims related to Employee’s acquisition, holding and disposal of the Shares and/or otherwise being a Stockholder in the Company, the purchase price for such Shares shall be equal to the lesser of (x) the Unreturned Common B Capital Amount of such Shares and (y) the Fair Value of such Shares as of Employee’s Termination Date; and

(iii)	for the avoidance of doubt, any Shares that have not been repurchased by the Company in accordance with Section 5(a) or (b) shall remain outstanding in the hands of the holder thereof (the “Retained Shares”). If upon the consummation of the Exit Event, the Apax Group fails to achieve the IRR Hurdle, the Company shall have the right, but not the obligation, to repurchase all or any portion of Employee’s Retained Shares at a purchase price equal to the lesser of (x) the Unreturned Common B Capital Amount of such Unvested Shares and (y) the Fair Value of such Unvested Shares as of Employee’s Termination Date.

(c)	In the event of a material breach by Employee of any Restrictive Covenant, (A) all of Employee’s Shares that have not contingently vested in accordance with Sections 3(b) and 3(a), shall cease to vest, and (B) all of Employee’s Shares (whether vested or unvested) will be subject to repurchase at a repurchase price equal to the lesser of (x) the Unreturned Common B Capital Amount of such Shares and (y) the Fair Value of such Shares as of such repurchase date. The Company shall have such right to repurchase such Shares pursuant to this Section 5(c), whether or not the Company has previously exercised any of its repurchase rights pursuant to Section 5. The Company may (at its sole discretion) within 60 days of the date on which the Board of Directors obtains knowledge that Employee materially breached a Restrictive Covenant (a) require Employee to repay to the Company any amount paid to Employee as a purchase price for any of Employee’s Shares in excess of that amount that would have been payable for such Shares pursuant to this Section 5(c) and (b) reduce the amount outstanding on any promissory note issued by the Company in exchange for Shares repurchased by the Company pursuant to this Section 5 by an amount equal to the excess of the amount that would have been payable for such Shares pursuant to this Section 5(c).

(d)	Any Share that is repurchased or cancelled hereunder may be reissued to employees, officers, directors or other service providers or to the Company and its Subsidiaries at such time and upon such terms and subject to such conditions as the Board of Directors determines.

(e)	Upon the repurchase of any Shares, Employee will cease to be a Stockholder in respect of such Shares.

(f)	The Company may elect (which election shall be revocable) to purchase all or any portion of the Shares that become subject to repurchase in accordance with this Section 5 by delivering written notice (the “Purchase Notice”) to Employee and his or her transferees within 190 calendar days following (i) the Termination Date or (ii) the date on which the Board of Directors obtains knowledge that Employee materially breached a Restrictive Covenant, as the case may be. The Purchase Notice shall set forth the type and amount of Shares to be acquired from Employee and his or her transferees, the Company’s calculation of the purchase price required to be paid for such Shares under this Agreement (in reasonable detail), and the time and place for the closing of the transaction. The amount of Shares to be purchased by the Company shall first be satisfied to the extent possible from the Shares held by Employee at the time of delivery of the Purchase Notice. If the amount of Shares then held by Employee is less than the amount of Shares the Company has elected to purchase, then the Company shall purchase the remaining Shares elected to be purchased ratably from Employee’s transferees, in accordance with the amount of Shares held by such other holder(s) at the time of delivery of such Purchase Notice.

(g)	If the Company and Employee do not agree on the Fair Value of the Shares to be purchased within 15 days after the date the Purchase Notice is delivered, then such Fair Value shall be determined by an independent third party valuation expert to be mutually agreed upon by the Company and Employee. If such valuation expert’s determination of Fair Value is less than or equal to 110% of the Company’s determination of Fair Value, Employee shall pay all of the fees and costs associated with such appraisal; if such valuation expert’s determination of Fair Value is greater than 110% of the Company’s determination of Fair Value, then the Company shall, or shall cause its Subsidiary to, pay all of the fees and costs associated with such appraisal.

(h)

Closing of Repurchase. The closing of the purchase of Shares pursuant to this Section 5 shall take place on the date designated by the Company in the Purchase Notice, which date shall not be less than 15 days after the delivery of the Purchase Notice; provided, that the closing of the purchase of the Shares pursuant to this Section 5 shall be tolled for so long as any third-party financing agreement or any other material agreement of the Company and/or any of its Subsidiaries prohibits the Company from purchasing such Shares. All repurchases of Shares pursuant to this Section 5 shall be subject to all applicable restrictions under applicable law or contained in the Company’s and its Subsidiaries’ third-party financing agreements. The Company may pay for the Shares to be purchased by it pursuant to this Section 5, as follows: (i) any Unreturned Common B Capital Amount (A) by cash payable by delivery of a check or a wire transfer of immediately available funds, (B) the cancellation of any indebtedness owed by Employee to the Company or its Subsidiaries, or (C) a combination of (A) and (B) above as determined by the Board of Directors, (ii) if the repurchase price is equal to Fair

Value of the Common B Shares and such Fair Value exceeds the Unreturned Common B Capital Amount, the amount of such excess shall be paid by the issuance of a note or notes in the form attached hereto as Exhibit D (the “Repurchase Note”). The Company may assign its rights under this Section 5 to any of its Subsidiaries or to any member of the Apax Group (or its designee) so long as any Repurchase Note is issued or guaranteed by the Company. The purchasers of Shares hereunder shall be entitled to receive customary representations and warranties from the sellers regarding such sale.

6.	Confidential Information.

(a)

Confidential Information Obligations. Employee acknowledges that the information, observations, data, materials and documents, in any form or medium (including, without limitation, oral, written, tangible, intangible or electronic), disclosed or provided to, or otherwise obtained by, Employee while being employed by the Company or any of its Subsidiaries (including information, observations, data, materials and documents obtained by Employee prior to the date hereof) concerning the past, current or future business, activities, operations or affairs of the Company and its Subsidiaries or any of their respective predecessors (or any of its or their business partners, clients or customers) or that gives, or may give, the Company or any of its Subsidiaries (or any of its or their customers) an advantage over its or their competitors or that could cause the Company or its Subsidiaries (or any of its or their business partners, clients or customers) injury, loss of reputation or loss of goodwill if disclosed, or received by the Company or any of its Subsidiaries from any third party with the understanding, express or implied, that it will not be disclosed or will be maintained as confidential (collectively, “Confidential Information”), including, without limitation, information, observations, data, materials and documents relating to (i) finances, investments, profits, pricing, costs, and accounting, (ii) development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries; (iii) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (iv) products, programs, services, sales, marketing, advertising and promotions, (v) intellectual property (including, without limitation, computer software, databases, documentation, formulae, trade secrets, know-how, processes, business methods, inventions, research and development, plans, studies and Work Product (as defined below)), (vi) personnel, compensation, recruiting and training, (vii) actual and potential suppliers, vendors, competitors, customers and/or clients (including, without limitation, client identities and details of specific actual or potential engagements), and (viii) without limiting the foregoing, any information, data, materials and documents of the Company or any of its Subsidiaries (A) that are marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries, or (B) that are not generally known to and available for use by the public (except to the extent such information, data, materials and documents have become generally known to and available for use by the public as a direct or indirect result of Employee’s acts or omissions). Therefore, Employee agrees that Employee shall maintain as confidential the Confidential Information and shall not divulge, disclose, communicate, reveal, share, provide access to, transfer, copy, distribute or publish any to any unauthorized Person, or use for any purpose other than to perform Employee’s assigned duties for the Company, any Confidential Information unless such Confidential Information (i) is generally known to and available for use by the public other than as a result of Employee’s acts or omissions (including, without limitation, any breach of any of the terms or conditions set forth herein); (ii) is rightfully received on a non-confidential basis by Employee from a party who was not subject to any obligations of confidentiality; or (iii) Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information; provided, that in such case, Employee shall promptly inform the Company of such order, shall reasonably cooperate with any effort by the Company to obtain a protective order or similar confidentiality treatment or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the extent necessary to comply with any such court order. If in the absence of a protective order or the receipt of a waiver hereunder, Employee, on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Employee shall, at the reasonable request and sole cost and expense of the Company, use Employee’s reasonable effort to cooperate with the Company in the Company’s effort to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

(b)	Return of Property and Information. Employee shall promptly deliver to the Company at such time as Employee’s employment with the Company ends, or at any time that the Company may request, or, at the Company’s written instruction, shall destroy, all memoranda, notes, plans, data, drawings, manuals, letters, records, reports, electronic mail, recordings, computer tapes and software and other documents and data (and all copies thereof), constituting or relating to the Confidential Information (including, without limitation, any Work Product (as defined below)), in whatever form or medium, which Employee may then possess or have under Employee’s control, and, if requested by the Company, shall provide a signed certification to the Company confirming such return or destruction and if, at any time thereafter, any such materials are brought to Employee’s attention or Employee discovers them in his or her possession or control, Employee shall deliver such materials to the Company immediately upon such notice or discovery. At such time as Employee’s employment with the Company ends, the Company shall permit Employee to retain or promptly deliver to Employee all data, files, information, documents and artifacts residing at the Company’s offices or in electronic form (including, without limitation, calendars, contacts, task lists, emails and other personal information maintained in Microsoft® Office or similar format) to the extent such items relate to Employee’s personal matters.

7.	Intellectual Property.

(a)	Employee hereby agrees that all inventions (whether or not patentable or reduced to practice), patents, innovations, improvements, developments, discoveries, concepts, ideas, works of authorship, copyrights, materials, documents and all other intellectual property and work product (including, without limitation, software, code, programs, databases, systems, applications, methods, processes, techniques, designs, analyses, drawings, reports, presentations, research, textual works, content, artwork, graphics or audiovisual materials) that relate to the Company or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are authored, conceived, invented, designed, developed, made, or otherwise created, or contributed to, by Employee, either alone or in conjunction with persons or entities, while employed by the Company or its Subsidiary (as applicable) (whether before or after the date hereof) (collectively, “Work Product”) belong to and are the property of the Company and its Subsidiaries, and hereby irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to all Work Product (including, without limitation, all intellectual property rights therein and thereto on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company (to the extent all right, title and interest does not automatically under applicable law vest originally in the Company or one of its Subsidiaries, as applicable), and waives any moral rights therein to the fullest extent permitted under applicable law. Employee will (i) promptly disclose such Work Product to the Company, (ii) maintain such type or form of records of such Work Product as are common in the industry, and (iii) as may be reasonably requested by the Company, execute such documents (including, without limitation, assignments, consents, powers of attorney and other instruments) and perform such other actions (whether during or after Employee’s employment with the Company or its Subsidiary (as applicable)) as the Company reasonably determines are necessary or desirable to establish and confirm the Company or its Subsidiary’s ownership of such Work Product or to validate, effectuate, maintain, protect, enforce, perfect, record, patent or register any of its rights hereunder.

(b)	If required by any applicable law in the United States, the requirements set forth in Section 7(a) of this Agreement shall not apply to an invention that Employee develops entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s or any of its Subsidiaries’ business, or actual or demonstrably anticipated research or development of the Company or any of its Subsidiaries; or (ii) result from any work performed by Employee for the Company or any of its Subsidiaries.

8.	Noncompetition; Nonsolicitation.

(a)	Noncompetition. Employee acknowledges that in his or her capacity as a Stockholder and as an employee of the Company and its Subsidiaries, he has become familiar and will become familiar, with the Company and its Subsidiaries’ trade secrets and with other Confidential Information and that his or her services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Employee agrees that, during the period of Employee’s employment by the Company and/or its Subsidiaries and extending until the twelve (12) months’ anniversary of Employee’s Termination Date (such period, the “Restricted Period”), Employee shall not directly or indirectly through another Person own, manage, control, participate in, consult with, render services for, operate or in any manner engage (including by himself or in association with any Person) in any business in North America that, directly or indirectly, has as a business purpose any activity which is or may reasonably be construed to be competitive with the business of the Company or any of its Subsidiaries as conducted at any time during the Restricted Period (including changes or expansions in the businesses or the products sold or distributed reasonably anticipated during such time period). For purposes of this Section 8(a), the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor or owner; provided, that nothing herein shall prohibit Employee from having passive ownership of equity interests of up to 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

(b)	Non-solicitation. During the Restricted Period, Employee shall not, directly or indirectly through another entity, (i) solicit or attempt to solicit any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way unlawfully interfere with the relationship between the Company or such Subsidiary and any employee thereof or (ii) hire any person who is, or within the preceding 12 months was, an employee, independent contractor or consultant of the Company or such Subsidiary; provided, however, that notwithstanding the foregoing, nothing in this Section 8(b) shall prohibit Employee from performing, or having performed on Employee’s behalf, a general solicitation for employees not specifically focused at such persons through the use of the media, advertisement, electronic job boards or other general solicitations. From the date hereof through the end of the Restricted Period, Employee shall not directly or indirectly through another entity solicit or attempt to solicit any customer of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary or otherwise call-on, solicit or in any other way interfere with the relationship between any such customer and the Company or such Subsidiary.

9.	Non-Disparagement. During the Restricted Period,

(a)	Employee agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company, any member of the Apax Group and their respective Affiliates, Subsidiaries, directors, officers, or employees, in each case, known to Employee; and

(b)	the Company agrees that it shall use commercially reasonable efforts to cause its directors, employees and each member of the Apax Group and their respective Affiliates, Subsidiaries, directors, officers, or employees not to, make any public statement that is intended to or could reasonably be expected to disparage Employee.

10.	Applicability and Enforcement of Restrictive Covenants.

(a)	The parties hereto acknowledge and agree that the Company will suffer irreparable harm from a breach by Employee of any Restrictive Covenant. Employee further acknowledges that the Restrictive Covenants are of a special, unique and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. Employee agrees that the periods of restriction and geographic area of restriction imposed by the non-competition, non-solicitation and/or non-disparagement Restrictive Covenants are fair and reasonable and are reasonably required for the protection of the Company and its Subsidiaries, in whose favor such restrictions operate. Employee acknowledges that, but for Employee’s agreements to be bound by the Restrictive Covenants, the Company would not have entered into this Agreement. In the event of an alleged or threatened breach by Employee of the provisions of any Restrictive Covenant by which Employee is bound, the Company or its successor or assign may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions of such Restrictive Covenant. In the event of a violation by Employee of any of the non-competition, non-solicitation and/or non-disparagement Restrictive Covenants, the periods of restriction in such Restrictive Covenants shall be tolled from the date of the violation until such violation is resolved.

(b)	If, at the time enforcement is sought of any of the Restrictive Covenants, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(c)	The refusal or failure of the Company to enforce any of the Restrictive Covenants against Employee, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company of the Restrictive Covenants, nor shall it give rise to any claim or cause of action by Employee against the Company. Employee expressly acknowledges that the Restrictive Covenants apply to any successor or assign of the Company as a direct third-party beneficiary and that such Restrictive Covenants are expressly intended for the benefit of such successor and assign.

(d)	Each of Employee and the Company agrees that the Restrictive Covenants shall (i) be construed as an agreement independent of any other provision of this

Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement, and (ii) in the case of the non-competition, non-solicitation and/or non-disparagement Restrictive Covenants, be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the applicable geographic territory and one for each month of the Restricted Period.

(e)	If Employee is a party to any written employment agreement with the Company and its Subsidiaries, Employee shall be bound by (i) the Restrictive Covenants set forth in such written employment agreement and (ii) Section 9 hereof and any other Restrictive Covenant set forth in this Agreement that is not of a type covered by such written employment agreement. For the avoidance of doubt, if Employee is a party to any other written employment agreement with the Company or any of its Subsidiaries as of the date hereof that does not contain the type of covenant set forth in Sections 6, 7 or 8 hereof then the restrictive covenants contained herein that are of a type not included in any such existing agreement shall apply and Employee shall be bound by such Restrictive Covenants set forth in this Agreement.

11.	Representations and Warranties of Employee. In connection with the transactions contemplated hereunder, Employee represents and warrants to the Company as of the date hereof that:

(a)	this Agreement constitutes the legal, valid and binding obligation of Employee, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Employee does not conflict with, violate or cause a breach of any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject;

(b)	the execution, delivery and performance by Employee of this Agreement and the Stockholders Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities “blue sky” laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to materially and adversely affect the ability of Employee to perform its obligations hereunder;

(c)	the Shares to be issued to Employee pursuant to this Agreement will be acquired for his or her own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable federal and state securities laws;

(d)	Employee is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Employee hereby acknowledges that the Shares issued hereunder were issued in compensatory circumstances to an employee of the Company and not for the purpose of capital raising by the Company;

(e)	Employee’s financial situation is such that Employee can afford to bear the economic risk of his or her investment in the Company for an indefinite period of time, and Employee can afford to suffer the complete loss of Employee’s investment in the Company;

(f)	Employee’s knowledge and experience in financial and business matters are such that Employee is capable of evaluating the merits and risks of the investment in the Company;

(g)	Employee understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the transferability of the Shares under the applicable laws and the Stockholders Agreement and that for an indefinite period following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for Employee to sell the Shares in case of emergency or otherwise;

(h)	Employee and his or her representatives, including, to the extent Employee deems appropriate, Employee’s professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the investment in the Company, and Employee understands and is aware of the risks related to such investment; and

(i)	Employee and his or her representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the investment in the Company and related matters and to obtain all additional information which Employee or Employee’s representatives deem necessary.

12.	Representations and Warranties of the Company. In connection with the transactions contemplated hereunder, the Company represents and warrants to Employee as of the date hereof that:

(a)	the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted;

(b)	the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(c)	the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of the Company and no other proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby;

(d)	this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Company does not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(e)	the execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except, as applicable, (i) for such filings and approvals as may be required by any applicable state securities “blue sky” laws, (ii) for such as have been obtained and (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations hereunder; and

(f)	the Company hereby acknowledges that the Shares issued hereunder were issued in compensatory circumstances to an employee of the Company and not for the purpose of capital raising by the Company.

13.	Joinders. As a condition to the issuance of the Shares, Employee shall enter into and execute a joinder to the Stockholders Agreement in a form to be provided by the Company.

14.	Restrictions on Transfer. Employee may not sell, transfer or dispose of any interest in the Company, except as permitted under the Stockholders Agreement. Any transfer or attempted transfer of any interest in the Company in violation of any provision of the Stockholders Agreement shall be null and void, and the Company shall not record such transfer on its books or treat any purported transferee as the owner of such interest for any purpose. If Employee is married, then Employee’s spouse shall sign the consent following the signature page of this Agreement.

15.

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Stockholders Agreement, or in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Company shall be made at the following address:

To the Company:

BEN Holdings, Inc.

c/o Apax Partners, L.P.

601 Lexington Avenue

New York, New York 10022

Attention: Mitch Truwit

Facsimile No.: (212) 646-7242

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Kirk A. Radke and Kim Taylor

Facsimile No.: (212) 446-6400

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

16.	Miscellaneous.

(a)	Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)	Complete Agreement. This Agreement, the Certificate, and the Stockholders Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided, that if Employee is a party to an Invention Assignment and Confidentiality Agreement or similar agreement regarding the subject matter of Section 6, 7, 8, or 9, such agreement remains in full force and effect.

(d)	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(e)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including transferees of an Employee’s interest in the Company); provided, that the rights and obligations of Employee under this Agreement shall not be assignable except in connection with a permitted transfer hereunder and under the Stockholders Agreement.

(f)	Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor. Employee agrees and acknowledges that money damages may not be an adequate remedy for any breach of the Restrictive Covenants and that, in addition to any other rights and remedies at law or in equity existing in its favor, the Company shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of such the Restrictive Covenants.

(g)	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h)	Amendment and Waiver. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Employee. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(i)	Delivery by Facsimile and Electronically. This Agreement and any signed agreement or instrument entered into in connection thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense.

(j)	WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(k)	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

(l)	Further Assurances. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

(m)	No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto other than their respective successors, heirs and assigns, any rights, remedies, obligations or liabilities.

(n)	Time of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Class B Common Share Purchase Agreement as of the date first written above.

BEN HOLDINGS, INC.

By:

Name:
Title:

Signature Page to Class B Common Share Purchase Agreement

Signature Page to Class B Common Share Purchase Agreement

CONSENT

The undersigned spouse of Employee hereby acknowledges that I have read the foregoing Class B Common Share Purchase Agreement and the Stockholders Agreement (as defined above) and the related granted Share to Employee and that I understand their respective contents. I am aware that this Agreement and the Stockholders Agreement impose restrictions on the transfer of my spouse’s Shares and provide for repurchase rights with respect to my spouse’s Shares under certain circumstances. I agree that my spouse’s interest in the Shares is subject to this Agreement and the Stockholders Agreement and any interest I may have in such Shares shall be irrevocably bound by this Agreement and the Stockholders Agreement and further that my community property interest, if any, shall be similarly bound by this Agreement and the Stockholders Agreement.

I am aware that the legal, financial and other matters contained in this Agreement and the Stockholders Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing this Agreement and the Stockholders Agreement that I will waive such right.

Spouse

Witness

EXHIBIT A

RECOURSE SECURED PROMISSORY NOTE

See attached.

EXHIBIT B

EXECUTIVE STOCK PLEDGE AGREEMENT

See attached.

EXHIBIT C

EMPLOYEE’S 83(B) ELECTION FORM

See attached.

ELECTION TO INCLUDE AMOUNT

IN GROSS INCOME PURSUANT TO

SECTION 83(b) OF THE INTERNAL REVENUE CODE

As of April 30, 2010, the undersigned acquired                      shares of Class B Common Stock, par value $.01 per share (the “Shares”) of BEN Holdings, Inc., a Delaware corporation (the “Company”), for $1.90 per Share. The total amount paid by the undersigned for the Shares was $             The Shares are subject to a substantial risk of forfeiture (described below) that may not be avoided by a transfer of the Shares to another person and are also subject to certain restrictions on transfer.

The undersigned desires to make an election to have the receipt of the Shares taxed under the provisions of Code §83(b) at the time the undersigned acquired the Shares.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated there under, the undersigned hereby makes an election, with respect to the Shares (described below), to report as taxable income for calendar year 2010 the excess (if any) of the Shares’ fair market value on April 30, 2010 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.	The name, address and social security number of the undersigned:

Name:
Address:

SSN:

2.	A description of the property with respect to which the election is being made: (i) 35,000 shares of BEN Holdings, Inc. Class B Common Stock, par value $.01 per share.

3.	The date on which the Shares were transferred: April 30, 2010. The taxable year for which such election is made: 2010.

4.	The restrictions to which the property is subject: Under certain circumstances, the Shares may be repurchased from the undersigned at a price equal to the lower of fair market value (as determined by the board of directors of the Company) or the original value of the Shares.

5.	The fair market value on April 30, 2010 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $1.90 per Share.

6.	The amount paid or to be paid for such property: $1.90 per Share.

*    *    *    *    *

C-2

A copy of this election has been furnished to the Company pursuant to Treasury Regulations § 1.83-2(d). A copy of this election will be submitted with the 2010 federal income tax return of the undersigned pursuant to Treasury Regulation § 1.83-2(c).

Dated: [ ]

EXHIBIT D

REPURCHASE SUBORDINATED PROMISSORY NOTE

See attached.